FOR IMMEDIATE RELEASE                                           SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
August 10, 2006                                   3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

            FX Energy Reports Winna Gora Drillsite Under Construction
                         Updates Other Drilling Activity

Salt Lake City, August 10, 2006 - FX Energy, Inc. (Nasdaq: FXEN) announced today that all required permits have been issued for the Winna Gora-1 well, and the well location is currently under construction. Drilling is expected to begin in early September.

The Roszkow-1 well is in the tender process to select a drilling contractor, and drilling is currently planned to begin in the fourth quarter of this year. The
Polish Oil and Gas Company is the operator of the Winna Gora-1 and the Roszkow-1 wells and owns 51%. FX Energy owns the remaining 49%.

The construction of the Wilga gas/condensate field production facilities and the
Zaniemysl gas field production facilities are nearing completion, with initial production expected in September 2006. Pictures of the production facilities under construction are available on the FX Energy website at www.fxenergy.com under the Photo Gallery. FX Energy owns an 82% interest in the Wilga field and a
24.5% interest in the Zaniemysl field.

The Company also reported that it will drill a well in Montana to test a new heavy oil play. FX Energy owns the drilling rig, is the operator and can earn up to a 60% interest in the project. "This project fits our business model perfectly," said Andy Pierce the Company's Chief Operating Officer. "This play has the potential to earn a sizeable acreage position and discover meaningful reserves. It is near our existing Montana production, and can be drilled at a low cost using our equipment and personnel," Mr. Pierce continued. The well is scheduled to begin drilling in approximately 30 days.

FX Energy will also drill two wells in Railroad Valley Nevada with the first well beginning early in the 4th quarter. The Company owns a 50% interest in both wells.

About FX Energy

FX Energy, Inc. holds a land position of over 1.7 million acres in a known hydrocarbon region in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the Nasdaq National Market under the symbol stocktickerFXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's stocktickerSEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other stocktickerSEC reports.